Exhibit 99.(i)(6)

BELL, BOYD & LLOYD LLC

70 West Madison Street, Suite 3100  •  Chicago, Illinois  60602-4207

312.372.1121  •  Fax 312.827.8000

September 15, 2006

BY EDGAR

Harris Associates Investment Trust

Two North LaSalle Street, #500

Chicago, Illinois 60602

Ladies and Gentlemen:

We have acted as counsel for Harris Associates Investment Trust (the “Trust”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest (the “Shares”), without par value, of the series of the Trust designated The Oakmark Global Select Fund (the “Fund”) in the Trust’s registration statement on form N-1A, registration no. 33-38953 (the “Registration Statement”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the “Trust Agreement”) and bylaws (the “Bylaws”) of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of the Fund in accordance with the Trust Agreement and the actions of the board of trustees authorizing the issuance of the Shares, and the receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.”  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a “Series”). However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in any note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Trust Agreement provides for indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of the Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

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September 15, 2006

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In giving this opinion we have relied upon the attached opinion of Ropes & Gray to us dated September 15, 2006, and have made no independent inquiry with respect to any matter covered by such opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ BELL, BOYD & LLOYD, LLC